EXHIBIT 99.1

For Immediate Release

WWE® NAMES FRANK A. RIDDICK III
CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

STAMFORD, Conn., November 5, 2021 – WWE (NYSE: WWE) today announced that Frank A. Riddick III has been named Chief Financial Officer & Chief Administrative Officer, reporting to Chairman & CEO Vince McMahon. Riddick has served as a member of the WWE Board of Directors for more than 13 years and previously held the role of interim CFO in 2020. He succeeds Kristina Salen, who is departing the company as CFO.

“I’ve had the great fortune of working with Vince McMahon and the talented people at WWE for over a decade and it’s an honor to join them on a full-time basis,” said Riddick.

“Working closely with Frank for many years, we have great confidence in his ability to execute our company’s strategy to increase revenues and drive shareholder value by engaging our global fanbase with phenomenal content,” said Chairman & CEO Vince McMahon. “I want to thank Kristina for her contributions to WWE and wish her well in her future pursuits.”

“I started at WWE during the global pandemic and I am proud of what I accomplished with Vince's leadership and the tremendous team,” said Salen. “We returned to live event touring, exceeded expectations, raised guidance for the year, and have laid a strong foundation for the future. I look forward to WWE's continued success.”

As CFO & CAO, Riddick will oversee financial planning & analysis, strategy, controllership, investor relations, tax, data analytics, technology, event travel and facilities.

Riddick previously served as CEO for FloWorks International, LLC, JMC Steel Group, Formica Corporation, and Triangle Pacific Corp., and President/COO of Armstrong World Industries, Inc. He has also served in executive management positions, including Chief Financial Officer, Controller, Treasurer, and Vice President of Mergers and Acquisitions during a career that spans 40 years.

About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG programming can be seen in more than 900 million homes worldwide in 28 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all live pay-per-views, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com.

Media Contact:
Chris Legentil
203-352-8793
Chris.Legentil@wwecorp.com

Investor Contact:
Michael Weitz
203-352-8642
Michael.Weitz@wwecorp.com

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; a rapidly evolving media landscape; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

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